Exhibit 4.69

English Translation for Reference Only

Loan Agreement

Contract No: MPX2012008

Signing Place: No.2 Conference Room

Party A: CEEG (Nanjing) Semiconductor Co., Ltd.

Legal representative: Lu Tingxiu

Authorized agent:

Company address: No.6 Shuige Road, Jiangning Economic and Technology Zone

Contact number: 025-52095899

Post code: 211100

Party B: China Sunergy (Nanjing) Co., Ltd.

Legal representative: Lu Tingxiu

Authorized agent:

Company address: No. 123 Focheng West Road, Jiangning Economic and Technology Zone

Contact number: 025-52766886

Post code: 211100

In order to meet the needs for Party B’s business operation and under the principles of equality, voluntary and good faith, Party A and Party B hereby concluded this short-term loan agreement. This agreement is hereby entered into and shall be abided by both parties.

Article 1 Principal and Term

Upon consultation, both parties reach consensus that Party B will borrow a loan of RMB 60 million (sixty million RMB only) from Party A.

The loan term starts from December 29, 2012 and ends on March 31, 2013. Upon expiration, such term will be extended if both parties agree.

Article 2 Repayment

(1) Upon expiration of the loan term, Party B shall repay the debt in full amount, together with the interest comparable over the same period determined by People’s Bank of China.

(2) The bank account designated by Party A is for the purpose of payment collection. Party A shall guarantee the authenticity and validity of this account. Within seven (7) working days upon the expiration of the loan term, Party B shall remit the money to following account:

Opening bank: Jiangning Economic Zone Branch of ICBC

Account name: CEEG (Nanjing) Semiconductor Co., Ltd.

Account number: __ 4301021119100121497________

Article 3 Effectiveness, Alteration and Termination of the Agreement

(1) This agreement is effective on the date when signed by the legal representatives or the authorized agents of both companies, as well as stamped by the company’s chop or the special seal for contracts; or, if the loan is secured, on the date when the security agreement becomes effective.

(2) After the effectiveness of this agreement, Party A or Party B shall not alter or terminate this agreement unless stipulated otherwise. In case of any alteration or termination of this agreement, both parties shall enter into a written agreement after both parties have reached consensus upon consultation.

(3) This agreement has two copies with each party holding one respectively.

Party A:

Signature of legal representative or authorized agent:

Seal of Party A:

/s/ CEEG (Nanjing) Semiconductor Co., Ltd.

Date: 29 December, 2012

Party B:

Signature of Party B or Party B’s authorized agent:

Seal of Party B:

/s/ China Sunergy (Nanjing) Co., Ltd.

Date: 29 December, 2012